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PROSPECTUS                                      Filed pursuant to Rule 424(b)(3)
                                                           File Number 333-86154


                                 140,434 Shares

                         Synovis Life Technologies, Inc.

                     [Synovis Life Technologies, Inc. Logo]





                                  Common Stock

                             -----------------------

     This prospectus relates to the proposed sale of 140,434 shares of our common stock by certain of our shareholders named under the heading "selling shareholders." These shareholders received these shares in connection with the acquisition of all of the outstanding capital stock of Emtech, Inc. by our subsidiary, Synovis Interventional Solutions, Inc., on March 6, 2002.

     The prices at which the selling shareholders may sell their shares will be determined by the prevailing market price for our common stock or in negotiated transactions. We will not receive any proceeds from their sale of such shares.

     Our common stock is currently traded on the Nasdaq National Market under the symbol "SYNO." Prior to the change in our corporate name, which became effective on May 1, 2002, we did business as Bio-Vascular, Inc. and our common stock traded on the Nasdaq National Market under the symbol "BVAS." On May 2, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $7.70 per share.

     The shares of common stock offered through this prospectus involve certain risks. See "Risk Factors" beginning on page 5 of this prospectus.

                             -----------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                             -----------------------

                   The date of this prospectus is May 3, 2002.

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                                Table of Contents

                                                                        Page No.
                                                                        --------
Where Can You Find More Information ...................................       3

The Company ...........................................................       4

Risk Factors ..........................................................       5

Plan of Distribution ..................................................       11

Selling Shareholders ..................................................       13

Legal Matters .........................................................       14

Experts ...............................................................       14

                         ------------------------------


     You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that the information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy shares of our common stock in any circumstances under which the offer or solicitation is unlawful.

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                       Where You Can Find More Information

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     We have filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to shares to be sold by the selling shareholders. This prospectus has been filed as part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement because parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

     The SEC allows us to "incorporate by reference" into this prospectus the information contained in the documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will update and supersede this information. We are incorporating by reference the following documents:

     o    our Annual Report on Form 10-K for the year ended October 31, 2001;

     o our Quarterly Report on Form 10-Q for the quarter ended January 31, 2002;

     o the description of our common stock contained in our registration statement on Form 8-A and any amendments or reports filed for the purpose of updating such description; and

     o the description of our common stock purchase rights contained on our registration statement on Form 8-A and any amendments or reports filed for the purpose of updating such description.

     We are also incorporating by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until this distribution is completed. Our SEC file number is 0-13907.

     You may request a copy of these filings, at no cost, by writing to Connie
L. Magnuson, Chief Financial Officer, at 2575 University Avenue, St. Paul, Minnesota 55114 or by telephone at (651) 603-3700.

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     This prospectus contains certain forward-looking statements. For this purpose, any statements contained in this prospectus or in documents incorporated by reference into this prospectus that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "estimate" or "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially depending on a variety of factors, including those described under the caption "Risk Factors."

                                   The Company

     Synovis Life Technologies, Inc. is a diversified medical device company engaged in developing, designing, manufacturing and bringing to market medical devices for the surgical and interventional treatment of disease. Prior to the change in our corporate name, which became effective on May 1, 2002, we did business as Bio-Vascular, Inc.

     Surgical Device Business. Our surgical device business includes the Tissue Guard(TM) product line, the Biograft(R) peripheral vascular graft, surgical tools and microsurgical products. The Tissue Guard product line includes Peri-Strips(R), Peri-Strips Dry(R), Dura-Guard(R), Vascu-Guard(R), Supple Peri-Guard(R), Peri-Guard(R), Tissue-Guard, Supple Tissue-Guard(TM), CV Peri-Guard(R), Ocu-Guard(R) and Veritas(TM) Collagen Matrix. Tissue Guard products are made from bovine pericardium (the protective membrane surrounding the heart of cattle). The Tissue Guard products, made in various configurations, are used in a wide variety of surgical procedures and are designed to reinforce, reconstruct and repair tissue and prevent leaks of air, blood and other body fluids. Our implantable biomaterial products offer biocompatible solutions to reduce risks of critical surgeries, leading to better patient outcomes and lower costs. Our surgical tools and microsurgical product line includes: Bio-Vascular Probe(R), Flo-Rester(R), Flo-Thru Intraluminal Shunt(TM), BVI Knife System and the Microvascular Anastomotic Coupler. Our Micro Companies Alliance, Inc. subsidiary serves the niche market of microsurgery, and its products are used across several surgical specialties.

     Interventional Business. Our Synovis Interventional Solutions, Inc. subsidiary (formerly Jer-Neen Micro Medical Technologies) custom designs, develops and manufactures complex micro-wire forms and plastic components that are used in interventional devices for cardiac rhythm management, neurostimulation and vascular procedures. Our recent acquisition of Emtech, Inc. adds manufacturing capabilities that include injection molding, computer numerical control machinery and tool building. This operation will be conducted through Synovis Precision Engineering, a division of Synovis Interventional Solutions, Inc. We anticipate these capabilities will expand the scope of our product offerings to our OEM customers and could be used to manufacture components of some of our surgical device products at a lower cost.

     When we refer to Synovis Life Technologies in this prospectus, these references also include Synovis Interventional Solutions and Micro Companies Alliance, unless otherwise specified or unless the context otherwise indicates.

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     We were incorporated in Minnesota in July 1985. Our principal executive offices are located at 2575 University Avenue, St. Paul, Minnesota 55114-1024 and our telephone number is (651) 603-3700.

                                  Risk Factors

     The following factors should be considered carefully in evaluating an investment in our common stock. Additionally, the following factors could cause our actual results to materially differ from those reflected in any of our forward-looking statements.

Due to the unpredictability of the health care industry, our customers may not be able to receive third party reimbursement for our products.

     Our surgical device products are purchased primarily by hospitals and other users, and our interventional products are sold directly to medical device manufacturers who distribute finished medical products to hospitals and other end-users. Hospitals and end-users of these products, in turn, bill various third-party payers, including government health programs, private health insurance plans, managed care organizations and other similar programs, for the health care goods and services provided to their patients. Third-party payers may deny reimbursement if they determine that a product used in a procedure was not used in accordance with established third-party payer protocol regarding treatment methods or was used for an unapproved indication.

     Third-party payers are also increasingly challenging the prices charged for medical products and services and, in some instances, have put pressure on medical device suppliers to lower their prices. While we believe our pricing is appropriate for the niche markets and technology of our products, we are unable to predict what changes will be made in the reimbursement methods used by third-party payers. There can be no assurance that procedures in which our products are directly or indirectly used will continue to be considered cost-effective by third-party payers, that reimbursement for such procedures will be available or, if available, will continue, or that third-party payers' reimbursement levels will not adversely affect our ability to sell our products on a profitable basis. The cost of health care has risen significantly over the past decade, and there have been and may continue to be proposals by legislators, regulators and third-party payers to curb these costs.

     Failure by hospitals and other users of our products to obtain reimbursement from third-party payers, changes in third-party payers' policies towards reimbursement for procedures directly or indirectly using our products or legislative action could have a material adverse effect on our business, financial condition and results of operations.

We face significant competition from established competitors in the medical products industry.

     We face intense competition. The medical products industry is highly competitive and characterized by rapid innovation and technological change. We expect technology to continue to develop rapidly, and our success will depend to a large extent on our ability to maintain a competitive position with our technology. There can be no assurance that we will be able to compete effectively in the marketplace or that products developed by our competitors will not render our products obsolete or non-competitive. Similarly, there can be no assurance that our

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competitors will not succeed in developing or marketing products that are viewed by physicians as providing superior clinical performance or are less expensive relative to the products we currently market or will develop.

     Several established companies manufacture and sell products that compete with all of our products. Some of the companies with whom we compete have greater distribution capabilities, substantially greater capital resources and larger marketing, research and development staffs and facilities than we have. In addition, many of our competitors offer broader product lines within our specific product markets. Broad product lines may give our competitors the ability to negotiate exclusive, long-term medical product or interventional supply contracts and the ability to offer comprehensive pricing for their products, including those that compete with our products. Competitors who offer broad product lines may also have a significant advantage in competing with our surgical device products for sales to group purchasing organizations and managed care organizations that increasingly seek to reduce costs. There can be no assurance that we will be able to compete effectively with such manufacturers.

We may not be able to adequately enforce or protect our intellectual property rights or to protect ourselves against the infringement claims of others.

     We protect our technology through trade secrets, proprietary know-how and patents, both owned and licensed. We protect our trade secrets and proprietary know-how through confidentiality agreements with employees, consultants and other parties. Supple Peri-Guard, which is used in the manufacture of the majority of our Tissue-Guard products, is protected exclusively by trade secrets. We own the United States patents related to Peri-Strips, Peri-Strips Dry, Peri-Guard and Veritas Collagen Matrix. We currently have one patent pending related to Ocu-Guard. We also have the exclusive, world-wide, perpetual license to make, use and sell our Flo-Rester and Microvascular Anastomotic Coupler System products. For our interventional business, we rely exclusively on trade secret protection for our processes. We also maintain a non-disclosure protocol on behalf of each of our customers consistent with such customer's expectations and needs. The technology we use in our interventional product manufacturing process is a combination of proprietary know-how and adaptation and development utilizing readily-available equipment.

     There can be no assurance that our trade secrets or confidentiality agreements will provide meaningful protection of our proprietary information or, in the event of a breach of any confidentiality agreement, that we will have adequate remedies. Additionally, there can be no assurance that any pending or future patent applications will result in issued patents, or that any current or future patent, regardless of whether we are an owner or licensee of such patent, will not be challenged, invalidated or circumvented or that the rights granted thereunder or under its licensing agreements will provide a competitive advantage to us. Furthermore, there can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by us or that our technology does not or will not infringe patents or other rights owned by others.

     The medical product industry is characterized by frequent and substantial intellectual property litigation, and competitors may resort to intellectual property litigation as a means of competition. Intellectual property litigation is complex and expensive, and the outcome of such

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litigation is difficult to predict. Any future litigation, regardless of the outcome, could result in substantial expense to us and significant diversion of the efforts of our technical and management personnel. Litigation may also be necessary to enforce patents issued to us and license agreements entered into by us, to protect our trade secrets or know-how or to determine the enforcement, scope and validity of the proprietary rights of others. An adverse determination in any such proceeding could subject us to significant liabilities of third parties or require us to seek licenses from third parties or pay royalties that may be substantial. Furthermore, there can be no assurance that the necessary licenses would be available to us on satisfactory terms, if at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing or selling certain of our products which, in turn, would have a material adverse effect on our business, financial condition and results of operations.

One of our products contains human tissue products that may become subject to more strict regulation in the United States and Europe.

     Spurred by incidents of the transmission of human disease during tissue transplantation, both the United States and Europe have recently focused attention on the safety of tissue banks. In the United States, regulations drafted by the FDA have outlined requirements for tissue banks. The regulations have specifically excluded from regulation medical devices subject to FDA review, including umbilical cord vein grafts such as our product Biograft, which accounted for 3% of our net revenue for the year ended October 31, 2001. As a result, we do not expect Biograft to be subject to tissue bank regulations in the United States and the related expensive donor screening and donor testing procedures. There can be no assurance, however, that the FDA will not impose additional regulatory requirements on Biograft at some later date or that Biograft would be able to meet any such new requirements.

     The long-term regulatory environment for Biograft in Europe is uncertain. The medical device directive issued by the EU explicitly excludes medical devices from human tissue; however, there is an effort to include such devices under a comprehensive regulatory program. We understand that a consensus on such a directive could take several years. In addition, if extensive donor screening and donor testing requirements are imposed, such requirements could make it uneconomical to sell Biograft in Europe even under a regulatory program.

Because certain of our products are based upon bovine tissue, concerns about Bovine Spongiform Encephalopathy may impact our sales.

     Bovine Spongiform Encephalopathy or BSE has been endemic in cattle in the United Kingdom and has received much publicity in Europe regarding beef for dietary consumption. Under the direction of the USDA, the U.S. government has had an active program of surveillance and import controls since the late 1980's designed to prevent the introduction of BSE into U.S. cattle. To date all evidence indicates that U.S. cattle are free of BSE. We obtain all of our raw pericardium for our Tissue-Guard products from USDA-inspected slaughterhouses. We cannot predict whether or not a case of BSE may someday be reported in the United States. If a case of BSE were reported in U.S. cattle, it could have a material adverse effect on our business, financial condition and results of operations.

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     The World Health Organization has categorized the levels of BSE infectivity of tissue and fluids on a scale of 1 to 4, with category 4 representing no detectable infectivity. Raw pericardium has been classified in category 4 along with milk and gelatin. Our notified body under the medical device directive, the British Standards Institute, and French authorities have specifically reviewed Tissue-Guard sourcing and manufacturing processes and have also certified our bovine pericardium products. Our Dura-Guard product has not been approved for sale in Japan and France and we understand that regulatory approvals will not be granted in those countries for use of animal derivation products, including bovine pericardium, when used as a dura mater substitute. Any prohibition by certain countries of bovine pericardium products as a result of concerns related to BSE could have a material adverse effect on our business, financial condition and results of operation.

We operate in a highly regulated industry which requires us to continually seek and maintain regulatory approval for our products.

     Our products, development activities and manufacturing processes related to surgical device products, as well as the products, development activities and manufacturing processes related to products produced by our interventional business customers are subject to extensive and rigorous regulation by the FDA and by comparable agencies in foreign countries. In the United States, the FDA regulates the introduction, manufacturing, labeling and recordkeeping procedures for medical devices including our surgical device products and medical devices incorporating our interventional products. The process of obtaining marketing clearance from the FDA for new products and new applications for existing products can be time-consuming and expensive, and there is no assurance that such clearances will be granted or that FDA review will not involve delays that would adversely affect our ability to commercialize additional products or additional applications for existing products. In addition, some of our surgical device products and devices incorporating interventional products that are in the research and development stage may be subject to a lengthy and expensive pre-market approval process with the FDA. Even if regulatory approvals to market a product are obtained from the FDA, these approvals may entail limitations on the indicated uses of the product. Product approvals by the FDA can also be withdrawn due to failure to comply with regulatory standards or the occurrence of unforeseen problems following initial approval. The FDA could also limit or prevent the manufacture or distribution of our surgical device products or medical devices incorporating our interventional products, and has the power to require the recall of such products, if indicated. FDA regulations depend heavily on administrative interpretation, and there can be no assurance that future interpretations made by the FDA or other regulatory bodies, with possible retroactive effect, will not adversely affect us.

     The FDA, various state agencies and foreign regulatory agencies inspect our manufacturing facilities for surgical device products from time to time to determine whether we are in compliance with various regulations relating to manufacturing practices, validation, testing, quality control and product labeling. A determination that we are in violation of such regulations could lead to imposition of civil penalties, including fines, product recalls or product seizures and, in extreme cases, criminal sanctions, depending on the nature of the violation.

     International regulatory bodies have established varying regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations,

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duties and tax requirements. We rely on independent distributors to comply with such foreign regulatory requirements. As a result, our communication with foreign regulatory agencies is indirect as it occurs through the foreign distributor. The inability or failure of independent distributors to comply with the varying regulations or the imposition of new regulations could restrict such distributors' ability to sell our surgical device products internationally and thereby adversely affect our business, financial condition and results of operations.

     The registration scheme in the EU for our surgical device products requires that our quality system conform with the international quality standards and that our surgical device products conform with "essential requirements" set forth by the medical device directive. Compliance with these requirements will allow us to issue a "Declaration of Conformity" and apply the CE mark to surgical device products, allowing free sale in the EU. While we have obtained the "CE" mark for all of our current surgical device products (except for Biograft, which is exempt), there can be no assurance that we will be able to maintain compliance with the regulations to retain the CE mark. In addition, there can be no assurance that we will be successful in obtaining the CE mark for new product introductions. Devices incorporating our interventional products are also subject to these requirements, and there can be no assurance that our interventional business customers will be successful in obtaining or maintaining compliance with the EU regulatory scheme for their current or future products.

We may face the risk of product liability claims and product recalls that could result in costly and time consuming litigation and significant liability.

     The medical product industry historically has been litigious, and the manufacture and sale of our products inherently entails a risk of product liability claims. In particular, our principal surgical device and a significant portion of our interventional products are designed to be permanently placed in the human body, and production or other errors could result in an unsafe product and injury to the patient. Although we maintain product liability insurance in amounts believed to be adequate based upon the nature and risks of our business in general and our actual experience to date, there can be no assurance that one or more liability claims will not exceed the coverage limits of such policies or that such insurance will continue to be available on commercially reasonable terms, if at all. Furthermore, we do not expect to be able to obtain insurance covering its costs and losses as the result of any recall of our products due to alleged defects, whether such a recall is instituted by us or required by a regulatory agency. A product liability claim, recall or other claim with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on our business, financial condition and results of operations.

We sell most of our surgical device products through independent distributors and sales representatives.

     Independent distributors and sales representatives are utilized to transact a significant portion of our current surgical device business. The loss of a significant distributor or sales representative could materially adversely affect our business, financial condition and results of operations if a new distributor or other suitable sales organization could not be found on a timely basis in the relevant geographic market.

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We are dependent on a single customer for a large portion of our sales of our interventional business.

     One customer accounts for a large percentage of the sales of our interventional business. There can be no assurance that we will be able to maintain our relationship with this significant customer, or, in the event of termination of the relationship, that we will be able to replace production levels with new or existing customers. The loss of the significant customer could materially adversely affect our business, financial condition and results of operations.

Our stock price may be volatile and our common stock may suffer a decline in value.

     Market prices for securities of medical technology companies are highly volatile. The trading price of our common stock could be subject to significant fluctuations in response to quarterly variations in our operating results, announcements we make about technological innovations, our competitors or competitors of our interventional business customers, governmental regulation and other events or factors, including these various risk factors. In addition, market prices of medical technology companies have from time to time experienced extreme price and volume fluctuations, which may be unrelated to the operating performance of the particular company. These broad market fluctuations may materially adversely affect the market price of our common stock.

We have not paid and do not anticipate paying dividends to our shareholders.

     We have not paid any cash dividends since our inception and we do not anticipate paying cash dividends in the foreseeable future.

We have in place anti-take over measures that could discourage or prevent a takeover.

     Our Board of Directors has the authority, without any action on the part of our shareholders, to fix the rights and preferences of shares of our authorized preferred stock to be issued from time to time. In addition, as a Minnesota corporation, we are subject to certain anti-takeover provisions of the Minnesota Business Corporation Act. The Board's authority regarding the serial preferred stock and the anti-takeover provisions of the Minnesota Business Corporation Act could have the effect of delaying, deferring or preventing a change in control, may discourage bids for our common stock at a premium over then-prevailing market prices and may adversely affect the market price, voting rights and other rights of shareholders.

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                              Plan of Distribution

     We are registering for resale 140,434 shares of our common stock on behalf of certain selling shareholders. All of the shares were issued by us in connection with the acquisition of Emtech, Inc. by our subsidiary, Synovis Interventional Solutions, Inc. pursuant to an Acquisition Agreement and Plan of Reorganization dated March 6, 2002. We will not receive any proceeds from this offering.

     The selling shareholders named in the table below or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus may sell the shares from time to time. All of such persons are "selling shareholders" as that term is used in this prospectus. The selling shareholders will generally act independently of the company in making decisions with respect to the timing, manner and size of each sale, except that the selling shareholders have agreed in the Acquisition Agreement and Plan of Reorganization that they will refrain from reselling their shares under this prospectus under certain circumstances.

     Sales by the selling shareholders may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

     o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

     o purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

     o an exchange distribution in accordance with the rules of such exchange,

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

     o    in privately negotiated transactions.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.

     To the extent required, this prospectus may be amended or supplemented from time to time in the manner discussed below to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

     The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with

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selling shareholders. The selling shareholders also may sell shares short and redeliver the shares to close out such short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or, upon a default the broker-dealer, may sell the pledged shares pursuant to this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by selling shareholders.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the selling shareholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

     o the name of each such selling shareholder and of the participating broker-dealer(s),

     o    the number of shares involved,

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     o    the price at which such shares were sold,

     o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

     o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

     o    other facts material to the transaction.

     In addition, upon being notified by a selling shareholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, we will file a supplement to this prospectus naming such person.

     We will bear all costs, expenses and fees in connection with the registration of the shares. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                              Selling Shareholders

     The following table sets forth the number of shares owned by each of the selling shareholders. None of the selling shareholders has had a material relationship with us within the past three years other than as a result of the ownership of the shares of our common stock or other securities. No estimate can be given as to the amount of shares that will be held by the selling shareholders after completion of this offering because the selling shareholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling shareholders named below.

                                                 Shares Beneficially Owned
     Name of Selling Shareholder                Number         Percentage(1)
                                                ------         -------------

     Celtic Enterprises, Ltd.                   111,302             1.2%
     Marvin H. Peterson                         29,132               *

----------
*   Less than one percent (1%)

(1) Based on 9,310,973 shares of common stock outstanding on April 1, 2002.

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

                                  Legal Matters

     The validity of the shares of common stock offered hereby will be passed upon for the company by Oppenheimer Wolff & Donnelly LLP, Minneapolis, Minnesota.

                                     Experts

     The consolidated financial statements and the related consolidated financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended October 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements and related financial statement schedule for fiscal years 2000 and 1999 that are included in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2001, and incorporated by reference in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, for the periods indicated in such firm's reports thereon. The financial statements and related financial statement schedule audited by PricewaterhouseCoopers LLP have been incorporated herein by reference in reliance on such firm's reports given upon their authority as experts in accounting and auditing.

     To the extent Deloitte & Touche LLP examines and reports on the Company's consolidated financial statements and related financial statement schedules issued at future dates, and consents to the use of their reports thereon, such consolidated financial statements and financial statement schedules also will be incorporated by reference in this prospectus in reliance upon such firm's reports and said authority.

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